Exhibit 10.4

EXECUTION VERSION

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500

Internal Reference: 852163

December 18, 2019

To: Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart, Suite 2024

Chicago, IL 60654

Attention: Denis Olis (Chief Financial Officer); Brian Farley (General Counsel)

Telephone No.: 312.386.6700; 312-447-2400

Email: dennis.olis@allscripts.com; legal.notices@allscripts.com

Re: Additional Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Deutsche Bank AG, London Branch (“Dealer”) and Allscripts Healthcare Solutions, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated December 4, 2019 (the “Offering Memorandum”) relating to the 0.875% Convertible Senior Notes due 2027 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 200,000,000 (as increased by an aggregate principal amount of USD 18,000,000 pursuant to the exercise by the Initial Purchasers (as defined herein) of their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture dated December 9, 2019 between

Chairman of the Supervisory Board: Paul Achleitner.

Management Board: Christian Sewing (Chairman), Karl von Rohr, Frank Kuhnke, Stuart Lewis, James von Moltke, Werner Steinmüller.

Deutsche Bank AG is authorised under German Banking Law (competent authority: European Central Bank and the BaFin, Germany’s Federal Financial Supervisory Authority) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by the BaFin, and is subject to limited regulation in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority.

Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany, Local Court of Frankfurt am Main, HRB No. 30 000; Branch Registration in England and Wales BR000005 and Registered Address:

Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank AG, London Branch is a member of the London Stock Exchange. (Details about the extent of our authorisation and regulation in the United Kingdom are available on request or from www.db.com/en/content/eu_disclosures.htm)

Counterparty and U.S. Bank National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the Indenture as executed. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section 10.01(h) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section 14.07 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3 of this Confirmation), any such amendment or supplement will be disregarded for purposes of this Confirmation (other than as provided in Section 9(i)(iii) of this Confirmation) unless the parties agree otherwise in writing.

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THE TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.     This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Dealer as if (a) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (b) the “Threshold Amount” with respect to Dealer were three percent of the shareholders’ equity of Deutsche Bank AG, (c) the following language were added to the end of Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”; and (d) the term “Specified Indebtedness” had meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	December 18, 2019

Effective Date:	The second Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “MDRX”).

Number of Options:	18,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	20%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 75.0962.

Strike Price:	USD 13.3163

Cap Price:	USD 17.5875

Premium:	USD 284,400

Premium Payment Date:	December 20, 2019

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 14.03 and Section 14.04(h) of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note (other than any conversion of Convertible Notes “in connection with” a “Make-Whole Fundamental Change” (as such phrase or term, as the case may be, is used or defined in the Indenture) (a “Make-Whole Conversion”) or any conversion of Convertible Notes (other than a Make-Whole Conversion) with a Conversion Date occurring prior to the Free Convertibility Date (an “Early Conversion”) to which, in each case, the provisions of Section 9(i)(i) of this Confirmation shall apply), the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 14.02(b) of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Convertible Note for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 14.12 of the Indenture.

Free Convertibility Date:	July 1, 2026

Expiration Time:	The Valuation Time

Expiration Date:	January 1, 2027, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date occurring on or after the Free Convertibility Date, in respect of which a Notice of Conversion that is effective as to Counterparty has been delivered by the relevant converting Holder, a number of Options equal to (i) the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated December 4, 2019 between Dealer and Counterparty (the “Base Call Option Confirmation”), shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date specifying the number of such Options; provided that if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount (as defined below) is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying (1) the Relevant Settlement Method for such Options, and (2) if the settlement method for the related Convertible Notes is not Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”). Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.

Relevant Settlement Method:	In respect of any Option:

(i) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 14.02(a)(iv)(A) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 14.02(a)(iv)(B) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii) Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such

Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, less (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page MDRX <equity> (or any successor thereto).

Valid Day:	A Trading Day (as defined in the Indenture for purposes of determining amounts due upon conversion of the Convertible Notes).

Scheduled Valid Day:	A Scheduled Trading Day (as defined in the Indenture).

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page MDRX <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option, the 50 consecutive Valid Days commencing on, and including, the 51st Scheduled Valid Day immediately prior to the Expiration Date; provided that if the Notice of Final Settlement Method for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 100 consecutive Valid Days commencing on, and including, the 101st Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

	Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Conversion Rate”, the composition of a “unit of Reference Property”, to any “Last Reported Sale Price”, any “Daily VWAP”, any “Daily Conversion Value” or any “Daily Settlement Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of the first paragraph of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture).

	Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, in each case, to the extent an analogous adjustment is required to be made under the Indenture.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:

(i) if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.05 of the Indenture, Section 14.07 of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike

Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event;

(ii)  in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 14.04(b) of the Indenture or Section 14.04(c) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 14.04(b) of the Indenture) or “SP0” (as such term is used in Section 14.04(c) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii)  if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	Sections 14.04 (a), (b), (c), (d) and (e) and Section 14.05 of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 14.07(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.

Consequences of Merger Events/ Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia, then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole election; provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an Early Conversion or a Make-Whole Conversion.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the phrase “exercise, settlement, payment or any other terms of the Transaction

(including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, and (z) for the avoidance of doubt, the Calculation Agent shall determine whether the relevant Announcement Event has had an economic effect on the Transaction (and, if so, shall adjust the Cap Price accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The public announcement by any entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 25% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by any entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the

Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

Hedging Party: Determining Party:

(ii)  Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

For all applicable Additional Disruption Events, Dealer.

For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer

5.	Account Details.

(a)	Account for payments to Counterparty:

Bank: JPMorgan Chase

Bank Address: Chicago, IL

ABA#: 021000021 (wire only)

Acct No.: 790378764

Account Name: Allscripts Healthcare, LLC

Text/Ref: Capped Call for 2019 Convertible Issuance

Account for delivery of Shares to Counterparty:

To be separately provided.

(b)	Account for payments to Dealer:

Bank: Bank of New York

SWIFT: IRVTUS3N

ABA#: 021-000-018

Acct Name: Deutsche Bank Securities Inc.

Acct No.: 8900327634

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: London

7.	Notices.

(a)	Address for notices or communications to Counterparty:

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart, Suite 2024

Chicago, IL 60654

Attention:              Denis Olis (Chief Financial Officer)

                               Brian Farley (General Counsel)

Telephone No.:     312-386-6700; 312-447-2400

Email:     dennis.olis@allscripts.com; legal.notices@allscripts.com

(b)	Address for notices or communications to Dealer:

To:                          Deutsche Bank AG, London Branch

                                c/o Deutsche Bank Securities Inc.

                                60 Wall Street

                                New York, NY 10005

Attention:               Faiz Khan

                                Michael Fortino

Telephone:             212-250-0668

                                212-250-6734

Email:                     faiz.khan@db.com; michael.fortino@db.com;

                                equity-linked.notifications@list.db.com

8.	Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”) dated as of December 4, 2019, among Counterparty and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)

Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)

No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)	Counterparty is not and, after consummation of the Transaction, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)

Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(g)

No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(h)

Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(i)

The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

9.	Other Provisions.

(a)

Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 155.0 million (in the case of the first such notice) or (ii) thereafter more than 6.8 million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange

Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)

No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)

Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)

With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(n) or 9(s) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)

Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)

Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)

Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent. If at any time at which (A) the

Section 16 Percentage exceeds 9.0%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity but excluding any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)

in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the Settlement Averaging Period or, if applicable, any other date of valuation) or delivery times and how it will allocate the Shares it is required to deliver among the Staggered Settlement Dates or delivery times; and

(ii)

the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(g)

Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through DBSI.

(h)	[Reserved].

(i)	Additional Termination Events.

(i)

Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion or Make-Whole Conversion in respect of which a Notice of Conversion that is effective as to Counterparty has been delivered by the relevant converting Holder:

(A)

Counterparty shall, within one Scheduled Trading Day of the Conversion Date for such Early Conversion or Make-Whole Conversion, as the case may be, provide written notice (an “Early/Make-Whole Conversion Notice”) to Dealer specifying the number of Convertible Notes surrendered for conversion on such Conversion Date (such Convertible Notes, the “Affected Convertible Notes”), and the giving of such Early/Make-Whole Conversion Notice shall constitute an Additional Termination Event as provided in this clause (i);

(B)

upon receipt of any such Early/Make-Whole Conversion Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be no earlier than one Scheduled Trading Day following the Conversion Date for such Early Conversion or Make-Whole Conversion, as applicable) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Notes minus the “Affected Number of Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Affected Convertible Notes and (y) the Number of Options as of the Conversion Date for such Early Conversion or Make-Whole Conversion, as applicable;

(C)

any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than the Applicable Percentage multiplied by (x) the sum of (i) the amount of cash paid (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note and (ii) the number of Shares delivered (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note, multiplied by the fair market value of one Share as determined by the Calculation Agent, minus (y) USD 1,000;

(D)

for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion or Make-Whole Conversion, as the case may be, and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Conversion Rate have occurred pursuant to any Excluded Provision and (z) the corresponding Convertible Notes remain outstanding; and

(E)

the Transaction shall remain in full force and effect, except that, as of the Conversion Date for such Early Conversion or Make-Whole Conversion, as applicable, the Number of Options shall be reduced by the Affected Number of Options.

(ii)

Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture that results in the acceleration of Counterparty’s payment obligations under the Convertible Notes pursuant to the terms of the Indenture, then such acceleration shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(iii)

Notwithstanding anything to the contrary in this Confirmation, the occurrence of an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend (other than, in each case, any amendment or supplement (x) pursuant to Section 10.01(h) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section 14.07 of the Indenture), in each case, without the consent of Dealer.

(j)	Amendments to Equity Definitions.

(i)

Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material” and adding the phrase “or the Options” at the end of the sentence.

(ii)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”.

(iii)

Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(iv)

Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) adding the word “or” immediately before subsection “(B)”, (2) deleting the comma at the end of subsection (A), (3) deleting subsection (C) in its entirety, (4) deleting the word “or” immediately preceding subsection (C) and (5) replacing the words “either party” in the last sentence of such Section with “the Hedging Party”.

(k)	Setoff. Each party waives any and all rights it may have to setoff, whether arising under any agreement, applicable law or otherwise.

(l)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) an Announcement Event, Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its good faith discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically- settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(m)

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)

Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), reasonably requested by Dealer.

(o)

Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(p)

Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its discretion, that such action is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases or sales of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 50 Valid Days after the final day in the original Settlement Averaging Period or original other date of valuation, payment or delivery, as the case may be.

(q)

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r)

Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)

promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the weighted average of the types and amounts of consideration received by holders of Shares upon consummation of such

Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)

(A) Counterparty shall give Dealer commercially reasonable advance (but in any event at least one Exchange Business Day prior to the relevant Adjustment Notice Deadline) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Notes in connection with any Potential Adjustment Event (other than a Potential Adjustment Event in respect of the Dilution Adjustment Provision set forth in Section 14.04(b) or Section 14.04(d) of the Indenture) or Merger Event and (B) promptly following any such adjustment, or any adjustment in respect of the Dilution Adjustment Provision set forth in Section 14.04(b) or Section 14.04(d) of the Indenture, Counterparty shall give Dealer written notice of the details of such adjustment. The “Adjustment Notice Deadline” means (i) for any Potential Adjustment Event in respect of the Dilution Adjustment Provision set forth in Section 14.04(a) of the Indenture, the relevant Ex-Dividend Date (as such term is defined in the Indenture) or Effective Date (as such term is defined in the Indenture), as the case may be, (ii) for any Potential Adjustment Event in respect of the Dilution Adjustment Provision in the first formula set forth in Section 14.04(c) of the Indenture, the first Trading Day (as such term is defined in the Indenture) of the period referred to in the definition of “SP0” in such formula, (iii) for any Potential Adjustment Event in respect of the Dilution Adjustment Provision in the second formula set forth in Section 14.04(c) of the Indenture, the first Trading Day (as such term is defined in the Indenture) of the Valuation Period (as such term is defined in the Indenture), (iv) for any Potential Adjustment Event in respect of the Dilution Adjustment Provision set forth in Section 14.04(e) of the Indenture, the first Trading Day (as such term is defined in the Indenture) of the period referred to in the definition of “SP’” in the formula in such Section, and (v) for any Merger Event, the effective date of such Merger Event (or, if earlier, the first day of any valuation or similar period in respect of such Merger Event).

(t)

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(v)

Early Unwind. In the event the sale of the “Option Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a) of this Confirmation, in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind

Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates in connection with the Transaction at the then prevailing market price. Each of Dealer and Counterparty represents and acknowledges to the other that, subject to the proviso included in this Section 9(v), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)

Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x)

Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price, the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (as amended by Section 9(j)(i)), and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions, the Calculation Agent shall adjust the Cap Price to maintain the fair value of the Options to Dealer; provided that in no event shall the Cap Price be less than the Strike Price. For the avoidance of doubt, any adjustment pursuant to this Section 9(x) shall not be duplicative of any other adjustment made pursuant to this Confirmation, including without limitation pursuant to “Consequences of Announcement Events” in Section 3 of this Confirmation.

(y)

Determinations. Dealer (including, without limitation, in its capacity as Calculation Agent) shall deliver to Counterparty, within five Exchange Business Days after a written request by Counterparty, a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including the methodology, interest rates, quotations, market data (including volatility) and information from internal sources used in making such calculation, adjustment or determination, but without disclosing Dealer’s proprietary or confidential models or other information that is proprietary, confidential or otherwise subject to contractual, legal or regulatory obligations to not disclose such information).

(z)

Tax Forms. For the purposes of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto). Such forms or documents shall be delivered upon (i) execution of this Confirmation and (ii) reasonable request of Dealer. Counterparty agrees that if any form previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Dealer in writing of its inability to do so.

(aa)

Withholding Tax Imposed on Payments to non-US Counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(bb)

HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(cc)	Payee Tax Representations. For the purposes of Section 3(f) of the Agreement:

(i)	Counterparty makes the following representations:

(A)	It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations for U.S. federal income tax purposes.

(B)	It is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(A).

(dd)

Resolution Stay Protocol. Subject to the below, the provisions set out in the Attachment to the ISDA 2015 Universal Resolution Stay Protocol as published by the International Swaps and Derivatives Association on 4 November 2015 (“Protocol”), and any additional Country Annex that has been published from time to time and to which Counterparty has adhered are, mutadis mutandis, incorporated by reference, into the Agreement as though such provisions and definitions were set out in full herein, with any such conforming changes as are necessary to deal with what would otherwise be inappropriate or incorrect cross-references. References in the Protocol:

(i)	the “Adhering Party” shall be deemed to be references to the parties to the Agreement;

(ii)	the “Adherence Letter” shall be deemed to be references to the Agreement;

(iii)	the “Implementation Date” shall be deemed to be references to the date of the Agreement; and

(iv)	the Agreement shall be deemed a “Covered Agreement.”

(ee)

2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 9(ee) (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of the Agreement. For the purposes of this Section 9(ee):

(i)	Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;

(ii)

Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(iii)	The Local Business Days for such purposes in relation to Dealer are New York, London, Frankfurt, Tokyo and Singapore and in relation to Counterparty are New York;

(iv)	The provisions in this paragraph shall survive the termination of the Transaction.

(v)	The following are the applicable email addresses.

Portfolio Data:	Dealer:
collateral.disputes@db.com

Counterparty:
dennis.olis@allscripts.com;
legal.notice@allscripts.com

Notice of discrepancy:	Dealer:
collateral.disputes@db.com

Counterparty:
dennis.olis@allscripts.com;
legal.notice@allscripts.com

Dispute Notice:	Dealer:
collateral.disputes@db.com

Counterparty:
dennis.olis@allscripts.com; legal.notice@allscripts. com

(ff)	NFC Representation Protocol.

(i)

The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 9(ff) (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to the Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of the Agreement.

(ii)

Counterparty confirms that it enters into the Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

(gg)

Transaction Reporting - Consent for Disclosure of Information. Notwithstanding anything to the contrary herein or in the Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

(i)

to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency (“Reporting Requirements”); or

(ii)

to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates; to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.

“Market” means any exchange, regulated market, clearing house, central clearing counterparty or multilateral trading facility.

Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.

This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Confirmation. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms. Dealer will make the time of execution of the Transaction available upon request.

Dealer is authorised for the conduct of certain activities by the Prudential Regulation Authority. It is subject to limited regulation by the Financial Conduct Authority and by the Prudential Regulation Authority .

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Faiz Khan
Name:	Faiz Khan
Title:	Managing Director

By:	/s/ John O’Dowd
Name:	John O’Dowd
Title:	Attorney in Fact

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent in connection with the Transaction

By:	/s/ Faiz Khan
Name:	Faiz Khan
Title:	Managing Director

By:	/s/ John O’Dowd
Name:	John O’Dowd
Title:	Director

[Signature Page to Capped Call Confirmation]

Chairman of the Supervisory Board: Paul Achleitner.

Management Board: Christian Sewing (Chairman), Karl von Rohr, Frank Kuhnke, Stuart Lewis, James von Moltke, Wemer Steinmuller.

Deutsche Bank AG is authorised under Gennan Banking Law (competent authority: European Central Bank and the BaFin, Gennany’s Federal Financial Supervisory Authority) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by the BaFin, and is subject to limited regulation in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority.

Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany, Local Court of Frankfurt am Main, HRB No. 30 000: Branch Registration in England and Wales BR000005 and Registered Address:

Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank AG, London Branch is a member of the London Stock Exchange. (Details about the ex1ent of our authorisation and regulation in the United Kingdom are available on request or from www.db.com/en/content/eu_disctosures.htm)

Accepted and confirmed

as of the Trade Date:

Allscripts Healthcare Solutions, Inc.

By:	/s/ Dennis M. Olis
Authorized Signatory
Name:	Dennis M. Olis

[Signature Page to MDRX Capped Call Confirmation]